Exhibit 10.2

Amendment No. 1
To the
Amended and Restated
2004 Equity Incentive Plan
of
NuVasive, Inc.

WHEREAS, effective as of May 23, 2013 (the “Effective Date”) the Board of Directors of NuVasive, Inc. (the “Company”) agreed to amend the 2004 Amended and Restated Equity Incentive Plan (the “2004 Plan”) pursuant to Section 14.1 of the 2004 Plan with respect to the 2004 Plan’s provisions relating to Awards granted to Non-Employee Directors.
NOWTHEREFORE, the 2004 Plan shall be amended as of the Effective Date as follows:
1.Section 11.1(a) is amended in its entirety to read as follows:

11.1 Automatic Restricted Stock Unit Grants
(a) Grant Dates. Stock Awards in the form of restricted stock units (“RSUs”) shall be granted to Non-Employee Directors on the dates specified below:
(i) Initial Grants. Each Non-Employee Director who is first elected or appointed to the Board at any time on or after the Effective Date shall automatically be granted a RSU Award for the number of shares equal to the quotient of $200,000 divided by the 200 day moving average of the Company’s closing stock prices immediately preceding the date of such individual’s appointment as Non-Employee Director (the “Initial RSU Grant”), rounded down to the nearest whole share.
(ii) Annual Grants. As of the Effective Date, on the date of each annual stockholders meeting each individual who is to continue to serve as a Non-Employee Director shall automatically be granted on the date of such meeting a RSU Award for the number of shares equal to the quotient of $125,000 divided by the 200 day moving average of the Company’s closing stock prices immediately preceding the date of such annual stockholders meeting (the “Annual RSU Grant”), rounded down to the nearest whole share.
(iii) Annual Grant Proration for New Non-Employee Directors. As of the Effective Date, with respect to a Non-Employee Director who is first elected or appointed after the commencement of the approximately twelve (12) month period beginning on the date of the annual stockholders meeting, such a Non-Employee Director shall receive a prorated Annual RSU Grant determined by multiplying the most recently granted number of RSUs pursuant to Section 11.1(a)(ii), by a fraction, the numerator of which is the difference obtained by subtracting (A) the number of whole months that have elapsed from the date of the last annual meeting of stockholders from (B) twelve (12), and the denominator of which is twelve (12), with the resulting product rounded down to the nearest whole share.
2.Except as amended by this Amendment, the 2004 Plan shall remain in full force and effect.
3.Except as otherwise provided in this Amendment, terms used herein shall have the meanings ascribed to such terms in the 2004 Plan.